Exhibit 10.20

OPTION AGREEMENT

among

Deephaven Holdings, LLC

Deephaven Capital Management, LLC

Knight Trading Group, Inc.

KFP Holdings I LLC

and

the individuals set forth on the signature page hereto

Dated as of: October 21, 2003

THIS OPTION AGREEMENT (“Option Agreement”) is hereby made as of the 21st day of October 2003, by and among KFP Holdings I LLC, a Delaware limited liability company (“KFP”), Knight Trading Group, Inc., a Delaware corporation and the indirect parent of KFP (“Knight Trading” and, together with KFP, “Knight”), Deephaven Capital Management, LLC, a Delaware limited liability company (“Deephaven Management”), Deephaven Holdings, LLC, a Minnesota limited liability company (the “Management Group”), and the individuals set forth in signature page hereto (each a “Management Group Member”).

WHEREAS, KFP holds 100% of the equity interests of Deephaven Management, which in turn holds 100% of the equity interests of Deephaven Capital Management International Ltd., a FSA Category C Company in the United Kingdom (“Deephaven International” and, together with Deephaven Management, “Deephaven”). Deephaven Management and/or Deephaven International are the sole general partners in, and have advisory agreements with, the various Deephaven Funds listed on Schedule 1.

WHEREAS, Knight and the Management Group desire to engage in the following Option Agreement to allow the Management Group under certain circumstances to cause the formation of a limited liability company (the “New LLC”) to which the equity interests of Deephaven Management would be contributed in accordance with the terms of the limited liability company agreement attached hereto as Schedule A and which limited liability company would be governed by the terms of such limited liability company agreement.

WHEREAS, upon the exercise of the Option (as defined below), the parties intend and agree that Knight will receive a 49% economic interest in the new LLC and the Management Group will receive a 51% economic interest in the new LLC. Accordingly, in consideration of the mutual covenants contained herein, Knight and the Management Group agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES

SECTION 1.01. Knight Representations. Knight represents and warrants to the Management Group, each of the following:

(a) Organization and Authority. Knight Trading is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of KFP and Deephaven Management is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Deephaven International is an FSA Category C Company duly organized, validly existing and in good standing under the laws of the United Kingdom. Knight Trading has all corporate power and authority, and KFP has all necessary limited liability company power and authority, to enter into, and to perform their respective obligations under this Option Agreement. The execution and delivery of this Option Agreement by Knight, the performance by Knight of its obligations hereunder, and the consummation by Knight of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate, or with respect to KFP, limited liability company, action on behalf of Knight. This Option Agreement has been duly executed and delivered by Knight, and, assuming this Option Agreement constitutes a valid and binding obligation of the Management Group and each of the Management Group Members, this Option Agreement constitutes a legal, valid, and binding obligation of Knight enforceable against Knight in accordance with its terms.

(b) No Conflict. The execution, delivery and performance of this Option Agreement by Knight does not and will not (i) violate, conflict with or result in the breach of any provision of the respective organizational documents of Knight, Deephaven Management or Deephaven International, (ii) conflict with or violate any law or order of any court or other governmental authority applicable to Knight, Deephaven Management, Deephaven International or any of their respective assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the respective assets or properties of Knight, Deephaven Management, or Deephaven International, pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Knight, Deephaven Management or Deephaven International, respectively, is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (ii) and (iii) above, where such conflict, violation, breach, default, failure to obtain any such consent, rights or creation will not have a material adverse effect on the business of Deephaven Management or Deephaven International or on Knight’s ability to enter into this Option Agreement and perform its obligations hereunder.

(c) Corporate Structure. KFP currently owns all of the membership or other equity interests in Deephaven Management. Deephaven Management currently owns all of the equity interests in Deephaven International. Deephaven Management and/or its 100% owned subsidiaries are the sole general partner and sole manager of the investments of the Deephaven Funds listed on Schedule 1. Attached at Schedule 2 are copies of the complete Certificate of Formation and the Limited Liability Company Operating Agreement, or equivalent organizational documents, of Deephaven Management and Deephaven International.

(d) Ownership of Interests. Deephaven Management is owned by KFP, free and clear of all material liens, charges, pledges, security interests, claims and encumbrances (“Liens”). Deephaven International is owned by Deephaven Management, free and clear of all Liens. Knight has not received any notice of any adverse claim to the ownership of any of the membership or other equity interests in Deephaven Management or Deephaven International, nor does it have any reason to know of any such adverse claim that may be justified and are not aware of existing facts that would give rise to any adverse claim to the ownership of such membership or other equity interests.

(e) Attached as Schedule 3 are the balance sheets of Deephaven Management and Deephaven International as of August 31, 2003 (the “Most Recent Balance Sheets”). The Most Recent Balance Sheets have been prepared in accordance with GAAP and accurately represent in all material respects the current financial condition of Deephaven Management and Deephaven International. To the best of Knight’s knowledge, neither Deephaven Management nor Deephaven International has any liabilities, other than liabilities which will not have a material adverse effect on the business of Deephaven Management or Deephaven International and liabilities set forth on the face of the Most Recent Balance Sheets. Notwithstanding anything to the contrary contained herein, any matter of which any of the Management Group Members has knowledge, or any breach of a representation or warranty or a threat of such breach of which any of the Management Group Members has knowledge, as of the date hereof shall not constitute a breach of any representation or warranty contained in this Section 1.01(e).

SECTION 1.02. The Management Group Representations. The Management Group and each of the Management Group Members jointly and severally, represents and warrants to Knight each of the following (except that the representations and warranties made by individual Management Group Members shall be made by the Management Group Members severally, but not jointly):

(a) Organization and Authority. The Management Group is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all necessary limited liability company power and authority to enter into, and to perform its obligations under, this Option Agreement. Such Management Group Member has the capacity to enter into, and to perform his obligations under, this Option Agreement. The execution and delivery of this Option Agreement by the Management Group and such Management Group Member, the performance by the Management Group and such Management Group Member of their respective obligations hereunder, and the consummation by the Management Group and such Management Group Member of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary limited liability company action on behalf of the Management Group and such Management Group Member. This Option Agreement has been duly executed and delivered by the Management Group and such Management Group Member, and, assuming this Option Agreement constitutes a valid and binding obligation of Knight, this Option Agreement constitutes a legal, valid and binding obligation of the Management Group and such Management Group Member enforceable against the Management Group and such Management Group Member in accordance with its terms.

(b) No Conflict. The execution, delivery and performance of this Option Agreement by the Management Group and such Management Group Member does not and will not (i) violate, conflict with or result in the breach of any provision of the articles of organization or limited liability company agreement of the Management Group, (ii) conflict with or violate any law or order of any court or other governmental authority applicable to the Management Group, such Management Group Member or any of their respective assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of the Management Group or such Management Group Member, pursuant to any note, bond, mortgage or indenture, contract agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Management Group or such Management Group Member is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (ii) and (iii) above, where such conflict, violation, breach, default, failure to obtain any such consent, rights or creation will not have a material adverse effect on the business of Deephaven or on the ability of the Management Group or such Management Group Member to enter into this Option Agreement and perform its obligations hereunder.

(c) Ownership of Interests. All of the membership interests of the Management Group (the “Management Interests”) are owned directly by the Management Group Members, the Management Interests owned by such Management Group Member are owned free and clear of all Liens, and the Membership Interests represent all of the issued and outstanding ownership or other equity interests of the Management Group. Schedule 4 sets forth a complete and accurate list of the percentage of Management Interests owned by each of the respective Management Group Members. Attached as Schedule 5 are copies of the Certificate of Formation and the Limited Liability Company Agreement of the Management Group. Neither the Management Group nor such Management Group Member is a party to any agreement creating rights with respect to the Membership Interests in any person other than the Management Group Members. There are no existing warrants, options, membership interest purchase agreements, restrictions of any nature, voting trust agreement, proxies, calls or rights to subscribe of any character relating to the Membership Interests owned by such Management Group Member. Neither the Management Group nor such Management Group Member has received any notice of any adverse claim to the ownership of any of the Membership Interests, nor do they have any reason to know of any such adverse claim that may be justified and are not aware of existing facts that would give rise to any adverse claim to the ownership of the Membership Interests.

SECTION 1.03. Purchase for Investment.

(a) The Management Group is acquiring the Option to obtain equity interests in the New LLC (the “Shares”), and on the Exercise Date (as defined below) will acquire the Shares, solely for its own account and not as nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof. The Management Group understands that the Option has not been registered under the Securities Act and the Option is being issued in transactions exempt from the registration requirements of the Securities Act.

(b) KFP on the Exercise Date will acquire the Shares, solely for its own account and not as nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof.

(c) As of the date hereof and as of the Exercise Date, each of KFP and the Management Group further represents and warrants that it:

(1) is an “accredited investor” as defined in Regulation D promulgated under the Securities Act;

(2) has been and will be afforded access to information about the New LLC and the business, property, management and prospects of the New LLC sufficient to enable it to evaluate its investment in the Shares;

(3) did not employ any broker or finder in connection with the transactions contemplated in this Option Agreement; and

(4) understands that on the Exercise Date the Shares will not have been, registered under the Securities Act and the Shares will be, issued in transactions exempt from the registration requirements of the Securities Act.

SECTION 1.04. Survival. All representations and warranties contained in this Article shall survive the execution and delivery of this Option Agreement and the expiration or exercise of the Option.

ARTICLE II

OPTION TO FORM LLC

SECTION 2.01. Option to Form LLC Upon a Change of Control. The Management Group shall have the option (the “Option”) to cause the formation of the New LLC to which the equity interests of Deephaven Management would be contributed in accordance with the terms of the limited liability company agreement attached hereto as Schedule A (the “Operating Agreement”) and which limited liability company would be governed by the terms of such Operating Agreement. The Management Group may exercise the Option at any time after a Change of Control until the later of (i) January 16, 2007 and (ii) one year following a Change of Control (the “Termination Date”), but in no event later than December 31, 2007. The Management Group shall give 15 calendar days notice prior to the exercise of the Option. On the 15th day following said notice of exercise (the “Exercise Date”), each of the Management Group and KFP shall enter into the Operating Agreement. Upon the execution of, and as a condition to the effectiveness of and concurrent with the contribution of the equity interests in Deephaven Management under, the Operating Agreement, the employment agreements between Knight Trading and each of the Management Group Members shall terminate and be of no further force and effect. Upon Knight Trading’s request, each of the Management Group Members shall enter into a full and unconditional release of Knight Trading, in a form to be agreed upon by the parties, from any and all liabilities and obligations of any kind relating to the employment of each Management Member, including, without limitation, those arising under his former employment agreement but not including (x) claims arising under or ancillary to his former employment agreement for compensation owed and required to be paid, (y) liabilities or obligations arising under this Option Agreement, and (z) liabilities or obligations arising under the Operating Agreement. This Option Agreement shall terminate upon the death, Permanent Disability, voluntary resignation or termination for Cause of Colin Smith (“Smith”), in each case, prior to a Change of Control. Other than for reason of death, Permanent Disability, voluntary resignation, or termination for Cause of Smith, in each case, prior to a Change of Control, this Option Agreement shall continue in full force and effect notwithstanding any termination of the employment of any of the Management Group Members. For purposes of this Option Agreement, (i) “Permanent Disability” shall mean any disability caused by injury or illness as a result of which Smith is unable to effectively perform all of his material duties under his employment agreement with Knight Trading (as in effect from time to time, his “Employment Agreement”) for a period of at least 60 consecutive days or 100 total days out of any 365-day period; and (ii) “Cause” shall have the meaning of the term “Cause” as set forth in Smith’s employment agreement with Knight Trading.

SECTION 2.02. Change-In-Control.

(a) Subject to Section 2.02(b), a “Change of Control” shall mean the first to occur of:

(i) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of “beneficial ownership” (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Knight Trading representing twenty percent (20%) or more of either the then outstanding shares of Knight Trading common stock or the combined voting power of Knight Trading’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following transactions shall not constitute a Change of Control: (A) an acquisition by Knight Trading, (B) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by Knight Trading, (C) an acquisition by an entity owned, directly or indirectly, by the stockholders of Knight Trading in substantially the same proportions as their ownership of Knight Trading common stock, or (D) an acquisition by an entity pursuant to a Business Combination (as defined in subsection (iii) of this Section) that satisfies clauses (A), (B) and (C) of such subsection;

(ii) the following individuals cease for any reason to constitute a majority of Knight Trading’s directors then serving: individuals who as of the date hereof constitute the board (the “Initial Directors”) and any new director (a “New Director”) whose appointment or election by the Board or nomination for election by Knight Trading’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then in office who either are Initial

Directors or New Directors; provided, however, that a director whose initial assumption of office is in connection with an actual or threatened election contest (including but not limited to a consent solicitation) relating to the election of directors of Knight Trading shall not be considered a New Director;

(iii) a reorganization, merger or consolidation or a sale or disposition of all or substantially all of Knight Trading’s assets (a “Business Combination”), other than a Business Combination in which (A) the voting securities of Knight Trading outstanding immediately prior thereto and entitled to vote generally in the election of directors continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent (50%) of the combined voting power of the voting securities of Knight Trading or such surviving entity or parent outstanding immediately after such Business Combination and entitled to vote generally in the election of directors; (B) no “person” (as hereinabove defined), other than Knight Trading, an employee benefit plan (or related trust) sponsored or maintained by Knight Trading, or an entity resulting from such Business Combination, acquires more than twenty percent (20%) of the combined voting power of Knight Trading’s then outstanding securities entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were Initial Directors or New Directors at the time of the execution of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv) the stockholders of Knight Trading approve a plan of complete liquidation or dissolution of Knight Trading.

(b) Notwithstanding anything in Section 2.02(a) to the contrary (including 2.02(a)(i) and 2.02(a)(iii)(B)), a Change of Control shall not be deemed to have occurred as a result of a “person” acquiring beneficial ownership of securities of Knight Trading representing less than fifty percent (50%) of either the then outstanding shares of Knight Trading common stock or the combined voting power of Knight Trading’s then outstanding voting securities entitled to vote generally in the election of directors, unless there has also been a material diminution in the duties and responsibilities of Knight Trading’s CEO as compared to his/her duties and responsibilities with Knight Trading immediately prior to such a transaction.

ARTICLE III

COVENANTS

SECTION 3.01. Knight’s Covenants. Prior to the earlier of the Exercise Date and the Termination Date, neither Knight or Deephaven shall, without the prior written consent of the Management Group:

(a) transfer any equity or other ownership interest in either Deephaven Management or Deephaven International if the effect of such transfer is such that Knight Trading no longer owns, directly or indirectly, 100% of such equity and other ownership interests;

(b) distribute the proceeds of any indebtedness for borrowed money incurred by Deephaven to Deephaven’s equity holders;

(c) create any Lien (i) on any equity or other ownership interest in either Deephaven Management or Deephaven International or (ii) for borrowed money on any property or assets of Deephaven except, in the case of clause (ii), Liens for current taxes or assessments not delinquent; builder, mechanic, landlord, warehousemen, materialmen, contractor, workmen, repairmen, carrier Liens, or other similar Liens arising and continuing in the ordinary course of business; Liens that are purchase money Liens arising in the ordinary course of business; or

(d) allow Deephaven Management or Deephaven International to enter into any agreement with an affiliate of Knight that is not terminable upon the exercise of the Option with no further obligation or liability.

SECTION 3.02. The Management Group’s Covenants. Until the earlier of the Exercise Date and the Termination Date, without the prior written consent of Knight, neither the Management Group nor any Management Group Member may sell, assign, transfer, give, hypothecate or otherwise encumber, directly or indirectly, by operation of law or otherwise (including by merger, consolidation, dividend or distribution) (any such sale, assignment, transfer, gift, hypothecation or encumbrance being hereinafter referred to as a “Transfer”), the Management Interests, the Option or any Shares or any direct or indirect interest of any kind therein or derived therefrom; provided, that each of the Management Group Members may transfer such shares or interests to each other or their respective immediate family members or fully controlled estate-planning entities (which transferees shall acknowledge and agree to be bound by the provisions of this Option Agreement and the Operating Agreement as if a party thereto). The Management Group’s organizational documents will contain transfer restrictions to give full effect to the preceding sentence. Any transfer of the Management Interests, the Option or any Shares or any direct or indirect interest of any kind therein or derived therefrom in contravention of this Section 3.02 shall be null and void.

SECTION 3.03. Certain Distributions. The parties agree that prior to the Exercise Date, except as set forth in Section 3.01(b), Deephaven shall distribute all of the Excess Current Assets (as defined in the Operating Agreement) to Knight, other than those described in clause (ii) of the first sentence of Section 2.02 of the Operating Agreement. To the extent that there are Excess Current Assets of a type capable of distribution that have not been distributed as of the Exercise Date (other than those described in clause (ii) of the first sentence of Section 2.02 of the Operating Agreement), such Excess Current Assets shall be distributed to Knight at such time as they become distributable.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Further Assurances. Each of Knight and the Management Group agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Option Agreement.

Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and performed entirely in that state. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state court located in the State of Delaware in the event any dispute arises out of this Option Agreement, (b) agrees that it shall not bring any action relating to this Option Agreement in any court other than any state court located in the State of Delaware and (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or to assert any rights it may have to transfer or change the venue of any action relating to this Option Agreement.

SECTION 4.03. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (iii) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

SECTION 4.04. Specific Performance. The parties acknowledge and agree that in the event of any breach of this Option Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. Therefore, each party agrees to the granting of specific performance of this Option Agreement and injunctive or other equitable relief in favor of the other party as a remedy for any such breach without proof of actual damages. The parties (a) hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond in connection with any such remedy and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with this Section. The remedy provided for in this shall not be deemed to be the exclusive remedy for a party’s breach of this Option Agreement, but shall be in addition to all other remedies available at law or equity to the other parties.

SECTION 4.05. Severability. If any term or other provision of this Option Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Option Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Option Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 4.06. Notices. Knight agrees that it will provide the Management Group notice of any Change of Control within 24 hours after Knight has knowledge of such Change of Control being effective. All notices, requests, claims, demands and other communications hereunder (collectively, “Notices”) shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telex or by registered or certified mail (return receipt requested, with postage prepaid), to the respective parties at the following addresses:

if to Management Group, to:

Deephaven Holdings, LLC

130 Cheshire Lane

Suite 120

Minnetonka, Minnesota 55305

Telephone: 952-249-5510

Telecopier:

Attention: Colin Smith

With a copy to:

Sidley Austin Brown & Wood LLP

10 South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Telecopier: (312) 853-7036

Attention: Bridget R. O’Neill, Esq.

      Jon A. Ballis, Esq.

if to Knight, to:

Knight Trading Group, Inc.

Newport Tower

525 Washington Blvd.

Jersey City, New Jersey 07310

Telephone: 201-222-9400

Telecopier: 201-557-6853

Attention: General Counsel

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Telephone: 212-735-3000

Telecopier: 212-735-2000

Attention: Daniel E. Wolf, Esq.

SECTION 4.07. Headings; Section and Article References. All titles or captions contained in this Option Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Option Agreement. All references in this Option Agreement to specific “Sections” or “Articles” shall be deemed to be references to Sections or Articles, respectively, of this Option Agreement, unless the context otherwise requires.

SECTION 4.08. No Third-Party Beneficiaries. This Option Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever.

SECTION 4.09. Amendments. Neither this Option Agreement nor any term or provision hereof may be amended, modified, waived or supplemented orally, but rather, only by a written instrument executed by the parties hereto.

SECTION 4.10. Assignment. This Option Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and permitted assigns; provided, that neither this Option Agreement nor any rights hereunder may be assigned by operation of law or otherwise without the express prior written consent of the other parties hereto except that KFP may assign all or a portion of its rights and delegate all or a portion of its duties under this Option Agreement in whole or in part to one or more wholly owned, direct or indirect subsidiaries of Knight Trading to which all of the equity interests of Deephaven Management are transferred.

SECTION 4.11. Expenses. All costs and expenses incurred in connection with this Option Agreement and the transactions contemplated by this Option Agreement shall be paid by the party to this Option Agreement incurring such expenses.

SECTION 4.12. No Recourse Against Others. No director, officer, member, partner, employee, owner, representative, agent, heir, executor, administrator, beneficiary, stockholder, or controlling person, as such, of any party hereto shall have any liability hereunder or for any obligations of the parties hereto, as applicable, in respect of the Option or the Shares or for any claim based on, in respect or by reason of, such obligations or their creation or this Option Agreement. Each party, by execution of this Option Agreement, waives and releases all such persons for all such liabilities.

SECTION 4.13. Entire Agreement. This Option Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and all prior agreements relative hereto are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.

SECTION 4.14. Counterparts. This Option Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Option Agreement as of the day and year first above written.

KFP HOLDINGS I LLC

/S/	THOMAS M. JOYCE
Name:	Thomas M. Joyce
Title:	Manager

KNIGHT TRADING GROUP, INC.

/S/	THOMAS M. JOYCE
Name:	Thomas M. Joyce
Title:	Chief Executive Officer

DEEPHAVEN CAPITAL MANAGEMENT, LLC

/S/	THOMAS M. JOYCE
Name:	Thomas M. Joyce
Title:	Manager

DEEPHAVEN HOLDINGS, LLC

/S/	COLIN SMITH
Name:	Colin Smith
Title:	Manager

MATTHEW HALBOWER

/S/	Matthew Halbower

COLIN SMITH

/S/	COLIN SMITH

SHAILESH VASUNDHRA

/S/	SHAILESH VASUNDHRA